Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-37263, 333-88885, 333-49962 and 333-170576) pertaining to the 1997 Incentive Stock Option Plan, 1998 Nonqualified Stock Option Plan, and 2010 Equity Incentive Plan of Techne Corporation of our report dated April 30, 2014 , with respect to the consolidated financial statements of ProteinSimple as of December 31, 2013 and 2012 and for each of the three years ended December 31, 2013, included in this Current Report on Form 8-K/A of Techne Corporation filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

October 15, 2014